Exhibit 10.2

STRATEGIC HOTELS & RESORTS, INC.

VALUE CREATION PLAN

SECTION 1. PURPOSE

The purpose of this Strategic Hotels & Resorts, Inc. Value Creation Plan (the “Plan”) is to attract, retain and motivate key employees of Strategic Hotels & Resorts, Inc. (the “Company”) and its Related Companies (individually or collectively, “Employer”) by further aligning their interests and efforts to the interests of the Company’s stockholders in creating stockholder value and providing an added incentive to work towards the Company’s growth and success.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix I.

SECTION 3. ELIGIBILITY

Units may be granted to any key employee of the Company or a Related Company whom the Committee from time to time selects based on the recommendation of the Chief Executive Officer.

SECTION 4. UNITS UNDER THIS PLAN

4.1	Number of Units

A maximum of one million Units shall be available for issuance under this Plan.

4.2	Unit Usage

Units shall not be counted as used unless and until they are actually issued to a Participant. If any Unit lapses, expires, terminates or is canceled or forfeited with respect to a Participant prior to January 1, 2012, such Unit shall again be available for issuance under this Plan. No Units shall be granted after December 31, 2010 to any key employee who was not previously granted Units. Units may be granted at anytime prior to December 31, 2012 to any Participant with outstanding Units prior to January 1, 2011.

SECTION 5. GRANTS OF UNITS

The Committee shall have the authority, in its sole discretion, to determine to which key employees to grant Units and to determine such terms, conditions, limitations and restrictions applicable to such Units that are not inconsistent with this Plan. Units granted under this Plan shall be evidenced by a written (including electronic) notice or agreement that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with this Plan.

SECTION 6. FORFEITURE OF UNITS

6.1	Voluntary Termination or Termination for Cause

Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant incurs a Termination of Service voluntarily or by the Employer for Cause, all Units held by such Participant are immediately forfeited. If such voluntary Termination of Service occurs during 2012 at a time when the Employer did not have reason to cause the Participant to have a Termination of Service for Cause, the Participant may keep any Unit Distributions actually made to the Participant during 2012 prior to the Participant’s Termination of Service and shall not be obligated to return such Unit Distributions. If such Termination of Service by the Employer for Cause occurs during 2012 or a voluntary Termination of Service occurs during 2012 when the Employer had reason to cause a Termination of Service for Cause, the Participant may be requested by the Committee to return all Unit Distributions made to the Participant during 2012 prior to the Participant’s Termination of Service and the Employer shall treat such return as a rescission of such Unit Distributions to the maximum extent permissible by law.

6.2	Involuntary Termination Without Cause or Constructive Termination

Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant’s Termination of Service is by the Employer without Cause or by Constructive Termination prior to January 1, 2012, all of the Participant’s Units shall be forfeited. Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant’s Termination of Service is by the Employer without Cause or by Constructive Termination during 2012, a portion of the Participant’s Units shall remain outstanding and payable pursuant to their terms as though the Participant remained employed through December 31, 2012 and a portion of the Participant’s Units shall be forfeited. The portion of the Units which shall remain outstanding and payable pursuant to their terms is a number of Units equal to the Participant’s number of Units granted at one time multiplied by a fraction with the numerator equal to the number of full calendar months the Units had been outstanding and the denominator equal to the number of full calendar months from the grant date of such Units through December 31, 2012. The portion of Units which do not remain outstanding pursuant to the Participant’s Unit Agreement, employment agreement or the preceding sentence shall be forfeited. If a Participant received grants of Units at different times, each grant of Units shall be treated separately in accordance with the principles set forth in this Section 6.2.

6.3	Death or Disability

Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant dies or the Participant’s Termination of Service occurs because of a Disability, a portion of the Participant’s Units shall remain outstanding and payable pursuant to their terms as though the Participant remained employed through December 31, 2012 and a portion of the Participant’s Units shall be forfeited. The portion of the Units which shall remain outstanding and payable pursuant to their terms is a number of Units equal to the Participant’s number of Units granted at one time multiplied by a fraction with the numerator equal to the number of full calendar months the Units had been outstanding and the denominator equal to the number of full calendar months from the grant date of such Units through December 31, 2012. The portion of Units which do not remain outstanding pursuant to the Participant’s Unit Agreement, employment agreement or the preceding sentence shall be forfeited. If a Participant received grants of Units at different times, each grant of Units shall be treated separately in accordance with the principles set forth in this Section 6.3.

SECTION 7. UNIT DISTRIBUTIONS

7.1	Timing of Unit Distributions.

Normal Unit Distributions may occur at four times – as soon as practicable but no later than thirty days after the end of each 2012 Calendar Quarter provided the Highest 20 Trading Day Average Price for the 2012 Calendar Quarter equals or exceeds the Threshold Stock Price and a Change of Control does not occur prior to such Normal Unit Distribution. If a Change of Control occurs on or prior to December 31, 2012, a Change of Control Unit Distribution occurs immediately prior to, on or within two days after a Change of Control regardless of whether the Change of Control occurs prior to or during 2012 and no subsequent Normal Unit Distributions shall occur.

7.2	Amount of Normal Unit Distribution.

If the Highest 20 Trading Day Average Price for a 2012 Calendar Quarter equals or exceeds the Threshold Stock Price and a Change of Control has not yet occurred, then a Participant shall be entitled to a Normal Unit Distribution for the 2012 Calendar Quarter equal to the following amount less any Normal Unit Distributions paid for any prior 2012 Calendar Quarters to the Participant:

Highest 20 Trading Day Average Price multiplied by the number of the Company’s outstanding shares of Common Stock (determined as of the last day of the period of the applicable Highest 20 Trading Day Average Price) multiplied by 2.5 percent (.025) multiplied by a fraction with the numerator equal to the Participant’s number of Units and the denominator equal to one million.

If the Normal Unit Distribution calculated as set forth above is zero or a negative number, no Normal Unit Distribution is payable. The Participant shall have no obligation to return any Unit Distribution that is paid even if the Normal Unit Distribution for a subsequent Calendar Quarter is negative.

7.3	Amount of Change of Control Unit Distribution.

If a Change of Control occurs, then a Participant shall be entitled to a Change of Control Unit Distribution equal to the following amount less any Normal Unit Distributions paid for any prior 2012 Calendar Quarter to the Participant:

Change of Control Price multiplied by the number of the Company’s outstanding shares of Common Stock (determined immediately prior to the Change of Control) multiplied by 2.5% (.025) multiplied by a fraction with the numerator equal to the Participant’s number of Units and the denominator equal to one million.

After a Change of Control Unit Distribution, this Plan shall terminate and no additional Normal Unit Distributions shall occur. If the Change of Control Unit Distribution calculated as set forth above is zero or a negative number, no Change of Control Unit Distribution is payable. The Participant shall have no obligation to return any Normal Unit Distribution that is paid even if the Change of Control Unit Distribution is negative.

If a transaction or transactions are announced which if consummated would constitute a Change of Control, any Normal Unit Distributions not yet made will be banked until the Change of Control occurs or an announcement is made that the transaction or transactions will not occur, and subsequent payment to Participants under this Plan will be determined by the Change of Control Unit Distribution if the Change of Control occurs by December 31, 2012. If the Change of Control does not occur by December 31, 2012 or an announcement is made that the transaction or transactions will not occur and no other transaction or transactions are announced which if consummated would constitute a Change of Control, the banked Normal Unit Distributions will be paid as per the original Normal Unit Distributions calculations to those individuals who remain Participants through the actual date of payment based on their number of Units at the time of payment.

7.4	Payment of Unit Distributions

At the discretion of the Committee as set forth in the instrument evidencing the Unit, the payment upon a Unit Distribution may be in cash, in shares of Common Stock (subject to approval by the stockholders of the Company of distribution of shares of Common Stock), in some combination thereof or in any other manner approved by the Committee in its sole discretion. If shares of Common Stock are to be distributed, the Company will register such shares of Common Stock to the extent permissible or register the reoffer or resale of such shares of Common Stock on Form S-8 if requested by the Participant.

SECTION 8. ADMINISTRATION

This Plan shall be administered by the Committee. Except for the terms and conditions explicitly set forth in this Plan, the Committee shall have full power and exclusive authority, to the extent permitted by applicable law, subject to such orders or resolutions not inconsistent with the provisions of this Plan as may from time to time be adopted by the Committee, to (a) select the key employees to whom Units may from time to time be granted under this Plan; (b) determine the number of Units to be granted under this Plan to a key employee; (c) determine the terms and conditions of any Unit granted under this Plan; (d) approve the forms of notices or agreements for use under this Plan; (e) determine whether, to what extent and under what circumstances Units may be settled in cash, shares of Common Stock or other property, provided that appropriate stockholder approval shall be acquired before any payment of shares of Common Stock; (f) determine the value of a share of Common Stock upon a Change of Control; (g) interpret and administer this Plan and any instrument evidencing Units or agreement entered into under this Plan; (h) establish such rules and regulations as it shall deem appropriate for the proper administration of this Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan.

A majority of the members of the Committee may determine its actions. To the extent consistent with applicable law, the Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and power under this Plan to one or more directors or officers of the Company. All determinations, decisions, interpretations and other actions by the Committee shall be final, conclusive and binding on all persons.

SECTION 9. WITHHOLDING

The Employer may require the Participant to pay to the Employer the amount of (a) any taxes that the Employer is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or settlement of a Unit (“tax withholding obligations”). The Company shall not be required to make Unit Distributions under this Plan until such tax withholding obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations by (a) paying cash to the Employer, (b) having the Employer withhold an amount from any cash amounts otherwise due or to become due from the Employer to the Participant, (c) having the Employer withhold a number of Units that would otherwise be settled to the Participant having a fair market value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations.

SECTION 10. ASSIGNABILITY

No Units may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may receive payment under the Unit after the Participant’s death.

SECTION 11. ADJUSTMENTS

11.1	Adjustment of Shares

In the event, at any time or from time to time, a stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal dividend (up to 125% of taxable income), or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make equitable proportional adjustments in the Threshold Stock Price and the Maximum Stock Price.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Units.

11.2	Effect of Change of Control

In the event of any Change of Control, each Unit that is at the time outstanding shall automatically accelerate so that each such Unit shall, immediately prior to the consummation of the Change of Control, become 100% vested and shall be payable immediately prior to, on or within two business days after the Change of Control. Upon such payment in connection with a Change of Control, each Unit shall terminate.

11.3	No Limitations

The grant of Units shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 12. AMENDMENT AND TERMINATION

12.1	Amendment, Suspension or Termination

The Board or the Committee may not terminate this Plan prior to the payout or forfeiture of all Units with respect to a Change of Control or December 31, 2012 without the consent of all Participants with Units. Subject to this Section 12 and Section 13.5, the Board or Committee may amend this Plan if such amendment is not detrimental to Participants with Units or with the consent of such Participants for whom the amendment is detrimental.

12.2	Consent of Participant

Subject to this Section 12 and Section 13.5, the Committee may amend the terms of any outstanding Unit provided such amendment of an outstanding Unit shall not, without the Participant’s consent, adversely affect any rights under the Unit theretofore granted to the Participant under this Plan. Notwithstanding the foregoing, any adjustments made pursuant to Sections 11.1 or 11.2 shall not be subject to these restrictions.

SECTION 13. GENERAL

13.1	No Individual Rights

No individual or Participant shall have any claim to be granted any Unit under this Plan, and the Company has no obligation for uniformity of treatment of Participants with respect to the grant of Units under this Plan.

Furthermore, nothing in this Plan or any Unit granted under this Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate a Participant’s employment or other relationship at any time, with or without cause.

13.2	Issuance of Shares

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made.

13.3	Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board or an officer of the Company to whom authority was delegated in accordance with Section 8 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify such person or hold such person harmless.

13.4	No Rights as a Stockholder

No Units shall entitle the Participant to any dividend, voting or other right of a stockholder unless and until the settlement of such Units in the discretion of the Committee in shares of the Company.

13.5	Legal Requirements

The granting of Units and the settlement of such Units through cash or the issuance of shares of Common Stock under this Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Units granted pursuant to this Plan are intended to be exempt from the requirements of Section 409A of the Code by reason of the short-term deferral exemption and the terms of this Plan and any Units granted under this Plan shall be interpreted, operated and administered in a manner consistent with this intention. If the short-term deferral exemption or any other exemption from Section 409A of the Code is not available, to the extent Section 409A of the Code is applicable thereto, the terms of this Plan and Units granted under this Plan shall be interpreted, operated and administered in a manner consistent with the intention to comply with the requirements of Section 409A of the Code including, without limitation, to the extent necessary to comply with Section 409A of the Code, limiting the accelerated payout timing of Change of Control Unit Distributions to situations constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code. Any payment or distribution that is to be made pursuant to a Unit under this Plan to a Participant who is a “specified employee” of the Company within the meaning of that term under Section 409A of the Code and as determined by the Committee, on account of a “separation from service” within the meaning of that term under Section 409A of the Code, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Notwithstanding any other provision in this Plan, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Plan and any Unit granted under this Plan to reflect the intention that the Unit qualifies for exemption from or complies with Section 409A of the Code in a manner which does not materially adversely affect the Participant; provided, however, that neither the Company nor the Committee makes any representations that Units granted under this Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Units granted under this Plan.

13.6	Participants in Other Countries

Without amending this Plan, the Committee may grant Units to key employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgement of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations or conform to the requirements to operate this Plan in a tax advantageous manner in other countries or jurisdictions in which the Company or any Related Company may operate or have employees, to ensure the viability of the benefits from Units granted to Participants employed in such countries or jurisdictions, to meet the requirements that permit this Plan to operate in a qualified or tax-efficient manner and comply with applicable foreign laws or regulations and to meet the objectives of this Plan.

13.7	Effect on Other Employee Benefit Plans

The value of Units granted under this Plan shall not be included as compensation, earnings, salaries or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by or contributed to by the Employer except as such plan otherwise expressly provides.

13.8	No Trust or Fund

This Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

13.9	Successors

All obligations of the Company under this Plan with respect to Units shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

13.10	Severability

If any provision of this Plan or any Unit is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify this Plan or any Unit under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of this Plan or the Unit, such provision shall be stricken as to such jurisdiction, person or Unit, and the remainder of this Plan and any such Unit shall remain in full force and effect.

13.11	Choice of Law and Venue

This Plan, all Units granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of law.

APPENDIX I

“Beneficial Ownership” means beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Company’s board of directors.

“Calendar Quarter” or “2012 Calendar Quarter” means the calendar quarters during 2012 – January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Cause” shall have the meaning defined in the Unit Agreement or otherwise shall have the meaning assigned to such term in the Participant’s written employment agreement with the Employer, or in the absence of a definition in the Unit Agreement or any such written employment agreement shall mean:

(a)	Any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets;

(b)	Dishonesty or a violation of the Company’s Code of Business Conduct and Ethics that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of the Company or any Subsidiary;

(c)	Gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of the Company or any Subsidiary, and any acts that violate any policy of the Company relating to discrimination or harassment;

(d)	Commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contedere to a felony or a crime involving moral turpitude; or

(e)	Any action involving a material breach of the terms of the Executive’s employment agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof.

“Change of Control” shall have the meaning defined in the Unit Agreement and if not defined in the Unit Agreement shall mean the occurrence of any of the following:

(a)	Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) and the Chief Executive Officer before such acquisition of Beneficial Ownership ceases to be the Chief Executive Officer within one year after such acquisition; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are held or acquired by the following: (i) the Company or any of its Related Companies or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change of Control.

(b)	The individuals who are members of the Incumbent Board cease for any reason to constitute more than fifty percent (50%) of the Board.

(c)	Immediately prior to a consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(i)	the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(ii)	the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty percent (50%) of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii)	no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of twenty-five percent (25%) or more of the then Voting Securities) has Beneficial Ownership of twenty-five percent (25%) or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.

(d)	Immediately prior to the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions set forth in paragraph (c)(i), (ii) and (iii) above will be satisfied with respect to the entity which acquires such assets.

(e)	Immediately prior to the occurrence of a liquidation or dissolution of the Company.

“Change of Control Price” means the value of a share of Common Stock upon a Change of Control. The Threshold Stock Price and Maximum Stock Price are not applicable to the Change of Control Price.

“Change of Control Unit Distribution” means Unit Distribution payable in connection with a Change of Control as described in Section 7.

“Chief Executive Officer” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” means the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of, two or more members of the Board.

“Common Stock” means the common stock of the Company, or, in the event that the outstanding shares of Common Stock are after the date this Plan is approved by the stockholders of the Company, recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Company” means Strategic Hotels & Resorts, Inc.

“Constructive Termination” shall have the meaning defined in the Unit Agreement or otherwise shall have the meaning assigned to such term in the Participant’s written employment agreement with the Employer, or in the absence of a definition in the Unit Agreement or any such written employment agreement shall mean:

(a)	The Company materially reduces the Participant’s base salary or target bonus opportunity or the Company otherwise materially breaches the employment agreement with the Participant;

(b)	The Company materially reduces the Participant’s duties or authority;

(c)	The Company relocates its principal offices, or the Participant’s principal place of employment, outside the metropolitan area where the Participant was employed at the time the Unit was granted; or

(d)	Any successor to the Company (or the Company itself, following a Change of Control) fails to assume the Participant’s employment agreement, if any, or affirm its obligations thereunder in any material respect.

“Disability” shall have the meaning defined in the Unit Agreement or determined by the Committee and if not so defined or determined shall mean disability as defined in the Company’s long-term disability plan.

“Effective Date” means August 27, 2009, the effective date of this Plan.

“Employer” means individually or collectively the Company or its Related Companies.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Highest 20 Trading Day Average Price” means, subject to the following sentence, the highest average closing price of the Company’s common stock over a consecutive twenty trading day period ending in the applicable calendar quarter of 2012 but not considering any trading day occurring either prior to or after 2012, with such average closing price rounded down for the first three 2012 Calendar Quarters (but not the fourth 2012 Calendar Quarter) to the next lower full dollar (e.g., $4.99 is rounded down to $4.00). Notwithstanding the preceding sentence, the Highest 20 Trading Day Average Price shall not exceed the Maximum Stock Price.

“Incumbent Board” means the individuals who, as of the beginning of the period commencing two years prior to the determination date, constitute the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board.

“Maximum Stock Price” means $20.00, as adjusted pursuant to Section 11.

“Normal Unit Distributions” means Unit Distributions payable other than in connection with a Change of Control as described in Section 7.

“Participant” means any individual to whom an Unit has been granted and who continues to have an Unit outstanding.

“Person” means any individual, entity or group within the meaning of Section 13(d)(3) of the Exchange Act.

“Plan” means the Strategic Hotels & Resorts, Inc. Value Creation Plan.

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Termination of Service” means a termination of employment or service relationship with the Employer for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of a Unit and the cause of such Termination of Service shall be determined by the Company’s chief executive officer or, in the case of directors and executive officers, the Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of a Unit. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

“Threshold Stock Price” means $4.00, as adjusted pursuant to Section 11.

“Unit” means an incentive measure payable in cash or in shares of Common Stock as may be designated by the Committee from time to time as described in Section 7.4.

“Unit Agreement” means an instrument evidencing an Unit as set forth in Section 5.

“Unit Distribution” means distributions with respect to Units in accordance with Section 7.

“Voting Securities” means the Company’s voting securities entitled to vote generally in the election of directors.

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